                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934



Filed by the Registrant                      [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-12

                         FIRSTCITY FINANCIAL CORPORATION
                (Name of Registrant as Specified in Its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

                  ------------------------------------------------------------

         2)       Aggregate number of securities to which transaction applies:

                  ------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  ------------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:

                  ------------------------------------------------------------
         5)       Total Fee Paid:

                  ------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
                                         --------------------------------------

         2)       Form Schedule or Registration Statement No.:
                                                              -----------------

         3)       Filing Party:
                               ------------------------------------------------

         4)       Date Filed:
                             --------------------------------------------------

                               [FIRST CITY LOGO]

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 21, 2001

                             ---------------------

TO THE STOCKHOLDERS OF FIRSTCITY FINANCIAL CORPORATION:

     NOTICE IS HEREBY GIVEN THAT the 2001 Annual Meeting of Stockholders (the "Meeting") of FirstCity Financial Corporation, a Delaware corporation (the "Company"), will be held at Ridgewood Country Club, 7301 Fish Pond Road, Waco, Texas 76714, on Thursday, June 21, 2001, at 9:00 a.m., local time, for the following purposes:

          1. To elect 8 directors, each to serve until the 2002 Annual Meeting of Stockholders and until their successors are elected and qualified;

          2. To ratify the Board of Directors' appointment of independent public accountants for the Company and its subsidiaries for fiscal year 2001; and

          3. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

     Only holders of record of the Company's Common Stock outstanding as of the close of business on May 18, 2001 will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. A proxy card is enclosed in the envelope in which these materials were mailed to you. Please complete, sign and date the proxy card and return it promptly in the enclosed postage-paid return envelope. If you attend the meeting you may, if you wish, withdraw your proxy and vote in person. The list of stockholders of the Company may be examined at the offices of the Company located at 6400 Imperial Drive, Waco, Texas 76712.

     A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2000 is enclosed.

                                            By Order of the Board of Directors,

                                            /s/ RICHARD J. VANDER WOUDE
                                            Richard J. Vander Woude
                                            Secretary

Waco, Texas
May 18, 2001

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WHETHER OR NOT YOU ARE ABLE TO ATTEND PERSONALLY. ACCORDINGLY, PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                        FIRSTCITY FINANCIAL CORPORATION

                                PROXY STATEMENT

                                  INTRODUCTION

     This Proxy Statement is furnished to stockholders of FirstCity Financial Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Stockholders to be held at Ridgewood Country Club, 7301 Fish Pond Road, Waco, Texas 76714, on Thursday, June 21, 2001, at 9:00 a.m., local time (the "Annual Meeting"), and at any adjournments thereof. The Proxy Statement and the form of proxy are first being mailed or given to the Company's stockholders on or about May 23, 2001. The Company's principal executive offices are located at 6400 Imperial Drive, Waco, Texas 76712, where its telephone number is (254) 751-1750.

PURPOSE OF THE ANNUAL MEETING

     At the Annual Meeting, the holders of shares of common stock, par value $.01 per share, of the Company (the "Common Stock") will be asked (1) to elect eight directors to serve on the Board of Directors of the Company, such directors to serve until the next annual meeting of stockholders and until their successors shall have been elected and qualified, and (2) to ratify the Board of Directors' appointment of KPMG LLP ("KPMG") as independent certified public accountants for the Company and its subsidiaries for fiscal year 2001.

RECORD DATE; NUMBER OF SHARES OUTSTANDING

     Only holders of record of the Common Stock outstanding as of the close of business on May 18, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. As of the close of business on the Record Date, 8,375,533 shares of Common Stock were issued and outstanding and entitled to vote at the Annual Meeting. Unless otherwise indicated, all references herein to percentages of outstanding shares of Common Stock are based on 8,375,533 shares outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting with respect to each matter to be voted on.

REQUIRED VOTES

     The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted in determining whether a quorum is present. Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors (and therefore abstentions and broker non-votes will have no legal effect on such election). The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote will be necessary to ratify the appointment of KPMG as independent certified public accountants (and therefore abstentions will have the effect of a negative vote on such proposals and broker non-votes will have no legal effect on the vote). An automated system administered by the Company's transfer agent will tabulate the votes cast by proxy prior to the meeting.

     All shares of Common Stock represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the direction on the proxies. IF NO DIRECTION IS INDICATED ON PROPERLY EXECUTED AND UNREVOKED PROXIES, THE SHARES WILL BE VOTED

     - "FOR" the election of the nominees named in this proxy as directors, and

     - "FOR" the proposal to ratify the appointment of KPMG as the independent certified public accountants for the Company and its subsidiaries for fiscal year 2001.

The Company does not know of any matters, other than those described above, which will come before the Annual Meeting. If any other matters are properly presented for action at the Annual Meeting, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

REVOCATION OF PROXY

     A record holder of Common Stock who executes and returns a proxy has the power to revoke it at any time before it is voted. A holder who wishes to revoke a proxy can do so:

     - by executing a later dated proxy relating to the same shares and by delivering it to the Secretary of the Company prior to the vote at the Annual Meeting,

     - by giving written notice of the revocation to the Secretary of the Company prior to the vote at the Annual Meeting, or

     - by appearing in person at the Annual Meeting and voting in person the shares to which the proxy relates.

All written notices of revocation and other communications relating to the revocation of proxies should be addressed as follows: FirstCity Financial Corporation, 6400 Imperial Drive, P.O. Box 8216, Waco, Texas 76714-8216,
Attention: Secretary, telephone (254) 751-1750.

SHAREHOLDER VOTING AGREEMENT

     James R. Hawkins, Chairman of the Board of the Company, James T. Sartain, President and Chief Executive Officer of the Company, and ATARA I, LTD., a Texas limited partnership ("ATARA"), are parties to a Shareholder Voting Agreement (the "Shareholder Voting Agreement"), dated as of June 29, 1995, with Cargill Financial Services Corporation, a Delaware corporation ("Cargill"). The sole general partner of ATARA is ATARA Corp., a Texas corporation, the Chairman of the Board and President of which is Rick R. Hagelstein (a former executive officer of the Company).

     Under the terms of the Shareholder Voting Agreement, Messrs. Hawkins and Sartain, and ATARA, are required to vote their shares of Common Stock to elect one designee of Cargill as a director of the Company, and Cargill is required to vote its shares of Common Stock to elect one or more of the designees of Messrs. Hawkins and Sartain, and ATARA, as directors of the Company. With respect to the Board nominees for director named below under the caption "Proposal
I -- Election of Directors,"

          (1) Messrs. Hawkins and Sartain, and ATARA, will vote their shares of Common Stock for the election of such nominees as directors, including nominee Jeffery Leu, Cargill's designee under the Shareholder Voting Agreement, and

          (2) Cargill will vote its shares of Common Stock for the election of such nominees as directors, which nominees are the designees of Messrs. Hawkins and Sartain, and ATARA, under the Shareholder Voting Agreement.

Information pertaining to the number of shares of Common Stock owned on May 18, 2001, by each of Messrs. Hawkins and Sartain, and ATARA and Cargill, is set forth under the caption "Security Ownership of Certain Beneficial Owners and Management."

SOLICITATION COSTS

     The Company will bear the cost of soliciting its proxies, including the expenses of distributing its proxy materials. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telegram by directors, officers, employees and agents of the Company, who will receive no additional compensation for doing so. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of the Common Stock held by them as stockholders of record.

ANNUAL REPORT ON FORM 10-K

     The Company's Annual Report on Form 10-K for the year ended December 31, 2000, which includes, among other things, the Company's audited consolidated balance sheets at December 31, 2000 and 1999, and the Company's audited consolidated statements of operations, statements of shareholders' equity and statements of cash flows for the years ended December 31, 2000, 1999 and 1998, respectively, has been mailed to stockholders of record as of the Record Date.

                             ANNUAL MEETING MATTERS

     Directors of the Company are elected each year to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The Company's Bylaws provide for a minimum of one and a maximum of twelve directors, and the exact number is set by the Board of Directors. The current Board of Directors consists of eight members, each of which has been nominated by the Board to stand for election at the Annual Meeting. The Board of Directors recommends that such eight nominees, each of which is named below, be elected to serve as directors.

     The Certificate of Designations of the Company's New Preferred Stock, $0.01 par value ("New Preferred Stock"), provides that if dividends payable on the New Preferred Stock have been in arrears and unpaid for six quarterly periods, then the holders of the New Preferred Stock shall have the right, voting as a single class, to elect two additional directors of the Company. To exercise this right, holders of the New Preferred Stock must follow certain prescribed actions specified in the Certificate of Designations of the New Preferred Stock, including requesting a special meeting of the holders of the New Preferred Stock. Since the Company has failed to pay quarterly dividends for six consecutive quarters on the New Preferred Stock upon failure to pay the dividend for the fourth quarter of 2000, the holders of the New Preferred Stock are entitled to exercise their right to elect two additional directors to the Company's Board until cumulative dividends have been paid in full, upon following the procedures described in the Certificate of Designations of the New Preferred Stock.

     Under the Company's Bylaws, nominations of persons for election to the Board of Directors also may be made at the Annual Meeting by any stockholder of the Company entitled to vote for the election of directors at the Annual Meeting who complies with the notice procedures described in this paragraph. Any such nomination must be made pursuant to notice in writing to the Secretary of the Company, and must be delivered to or mailed and received at the principal executive offices of the Company no later than the 10th day following the date that the notice of the meeting is mailed or public announcement was made. Any such notice must set forth

          (1) as to each person whom such stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor regulation thereto (including such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); and

          (2) as to the stockholder giving such notice,

           - the name and address, as they appear on the Company's books, of such stockholder, and

           - the class or series and number of shares of stock of the Company that are held of record, beneficially owned, and represented by proxy on the date of such stockholder nomination and on the Record Date by such stockholder on such dates.

                      PROPOSAL I -- ELECTION OF DIRECTORS

     It is intended that the proxies received from holders of the Common Stock, in the absence of contrary instructions, will be voted at the Annual Meeting for the election of the Board nominees named below. Although the Company does not contemplate that any of the nominees will be unable to serve, decline to serve, or otherwise be unavailable as a nominee at the time of the Annual Meeting, in such event the proxies will be voted in accordance with the discretionary authority granted in the proxies for such other candidate or candidates as may be nominated by the Board of Directors.

     James R. Hawkins, Chairman of the Board of the Company, James T. Sartain, President and Chief Executive Officer of the Company, and ATARA, are parties to a Shareholder Voting Agreement with Cargill regarding the voting of their shares of the Common Stock in connection with the election of directors. See "Introduction -- Shareholder Voting Agreement."

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

     The following table sets forth certain information concerning the nominees for election to the Board of Directors of the Company.

NAME                       AGE                     POSITION
----                       ---                     --------
James R. Hawkins.........  65    Chairman of the Board
C. Ivan Wilson...........  73    Vice Chairman of the Board
James T. Sartain.........  52    President, Chief Executive Officer and
                                 Director
Richard E. Bean..........  57    Director
Dane Fulmer..............  50    Director
Robert E. Garrison II....  59    Director
Jeffery D. Leu...........  44    Director
David W. MacLennan.......  42    Director

     Further information concerning the Board nominees for election as directors at the Annual Meeting, including their business experience during the past five years, appears below.

     James R. Hawkins has been Chairman of the Board since the consummation of the merger of the Company and First City Bancorporation of Texas, Inc. ("FCBOT") on July 3, 1995 (the "Merger"), and was Chairman of the Board and Chief Executive Officer of J-Hawk Corporation ("J-Hawk") from 1976 until the Merger. Mr. Hawkins was also formerly Chief Executive Officer of the Company through January 2001.

     C. Ivan Wilson has been Vice Chairman of the Board of the Company since the Merger. From February 1998 to June 1998, Mr. Wilson was Chairman, President and Chief Executive Officer of Mercantile Bank, N.A., Corpus Christi, Texas, a national banking organization. Mr. Wilson was Chairman of the Board and Chief Executive Officer of FCBOT from 1991 to the Merger. Prior to 1991, Mr. Wilson was the Chief Executive Officer of FirstCity, Texas -- Corpus Christi, one of FCBOT's banking subsidiaries.

     James T. Sartain has been President since the Merger and Chief Executive Officer since January 2001 and has served as a Director of the Company since the Merger. Prior to January 2001, Mr. Sartain was President and Chief Operating Officer. From 1988 to the Merger, Mr. Sartain was President and Chief Operating Officer of J-Hawk.

     Richard E. Bean has been a Director of the Company since the Merger and has been Executive Vice President and Chief Financial Officer of Pearce Industries, Inc. since 1976, which markets a variety of oil field equipment and machinery. Mr. Bean has also been a member of the Portfolio Committee of the FirstCity Liquidating Trust since the Merger. Prior to the Merger, Mr. Bean was Chairman of the FCBOT's Official Committee of Equity Security Holders.

     Dane Fulmer has been a Director of the Company since May 1999. Mr. Fulmer serves as Executive Vice President and director of risk management of John Taylor Financial Group, a broker/dealer and investment advisory firm that Mr. Fulmer co-founded in 1995. From July 1991 until August 1996, Mr. Fulmer served as Executive Vice President of Merchants Investment Center of Fort Smith, and as portfolio manager for Merchants National, the parent company.

     Robert E. Garrison II has been a Director of the Company since May 1999. Mr. Garrison is the President, Chief Executive Officer and director of Pinnacle Global Group, Inc., a publicly owned financial services firm. Previously, Mr. Garrison served as Executive Vice President and director of Harris Webb & Garrison and also served as Chairman, Chief Executive Officer, and director of Pinnacle Management & Trust Co. Mr. Garrison co-founded both of these companies in 1994. Pinnacle Management & Trust Co. is a subsidiary of Pinnacle Global Group, Inc. In addition, Mr. Garrison serves as Chairman of the Board of BioCyte Therapeutics, a cancer therapeutic company focused on breast, ovarian, and prostate cancer. Mr. Garrison serves as a director of TeraForce Technology Corporation, Inc., a public telecommunications equipment company, Somerset House Publishing, First Capital Bank, and is a member of the Finance Committee of Memorial Hermann Hospital System. He has over 34 years of experience in the securities industry. Mr. Garrison is a Chartered Financial Analyst.

     Jeffery D. Leu has been a Director of the Company since December 2000. Mr. Leu is President of the Value Investing Division of Cargill Financial Services Corporation, a wholly owned subsidiary of Cargill Incorporated, which is regarded as one of the world's largest privately-held corporations. Mr. Leu joined Cargill in 1981 and has held various management positions in Cargill's financial businesses.

     David W. McLennan has been a Director of the Company since the Merger and as of September 15, 2000 became Managing Director and Director of Fixed Income at U.S. Bancorp Piper Jaffray, and is also on the U.S. Bancorp Piper Jaffray Board of Directors and Management Committee. Previously, Mr. McLennan was with subsidiaries of Cargill, Incorporated since 1991. From October 1997 to September 2000 Mr. McLennan was Chief Financial Officer of Cargill Financial Services Corporation. From February 1996 to October 1997, Mr. McLennan was the Managing Director of Cargill Financial Markets, PLC in London. From 1993 to February 1996, Mr. McLennan was a Vice President of Cargill Financial Services Corporation, a wholly owned subsidiary of Cargill, Incorporated, and was engaged primarily in the investment of proprietary funds and in the proprietary trading of financial instruments and assets.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

VOTE REQUIRED FOR ELECTION OF DIRECTORS

     Directors will be elected by a plurality of the votes of the shares of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the election of directors (and therefore abstentions and non-votes will have no legal effect on such election).

EXECUTIVE OFFICERS

     The executive officers of the Company, who are elected by the Board of Directors of the Company and serve at its discretion, are as follows:

NAME                                    AGE                  POSITION
----                                    ---                  --------
James R. Hawkins......................  65    Chairman of the Board
James T. Sartain......................  52    President and Chief Executive Officer
J. Bryan Baker........................  40    Senior Vice President and Chief
                                              Financial Officer
Terry R. DeWitt.......................  43    Senior Vice President and Co-President
                                              of FirstCity Commercial
G. Stephen Fillip.....................  49    Senior Vice President and Co-President
                                              of FirstCity Commercial
Joe S. Greak..........................  52    Senior Vice President, Tax Director
James C. Holmes.......................  44    Senior Vice President and Executive
                                              Vice President of FirstCity Commercial
Jim W. Moore..........................  50    Senior Vice President and President of
                                                FirstCity Consumer Lending
Richard J. Vander Woude...............  46    Senior Vice President, General Counsel
                                              and Secretary

     The business experience of Messrs. Hawkins and Sartain is set forth under "Proposal I -- Election of Directors."

     J. Bryan Baker has been Senior Vice President and Chief Financial Officer since June 2000. Previously, Mr. Baker served as Vice President and Treasurer from August 1999 to June 2000, as Vice President and Controller of the Company from November 1996 to August 1999, and as Vice President and Assistant Controller from 1995 to November 1996. From 1990 to 1995, Mr. Baker was with Jaynes, Reitmeier, Boyd & Therrell, P.C., an independent public accounting firm, involved in both auditing and consulting. From 1988 to 1990, Mr. Baker was controller of Heights Bancshares in Harker Heights, Texas.

     Terry R. DeWitt has been Senior Vice President responsible for Due Diligence and Investment Evaluation of the Company since the Merger and has served as Co-President of FirstCity Commercial Corporation ("FirstCity Commercial") since October 1999. Mr. DeWitt served as Senior Vice President responsible for Due Diligence and Investment Evaluation of J-Hawk from 1992 to the Merger. From 1991 to 1992, Mr. DeWitt was Senior Vice President of the First National Bank of Central Texas, a national banking association, and from 1989 to 1991, he was President of the First National Bank of Goldthwaite, a national banking association.

     G. Stephen Fillip has been Senior Vice President since the Merger. Mr. Fillip has served as President of FirstCity Servicing Corporation since October 1999 and has served as Co-President of FirstCity Commercial since October 1999. Mr. Fillip was Senior Vice President of J-Hawk from 1991 to the Merger. From 1989 to 1991, Mr. Fillip was Executive Vice President and Chief Credit Officer of BancOne, Texas, N.A. (Waco), a national banking association.

     Joe S. Greak has been Senior Vice President, Tax Director of the Company since the Merger. Mr. Greak was the Tax Manager of FCBOT since 1993. From 1992 to 1993, Mr. Greak was the Tax Manager of New First City -- Houston, N.A. Prior thereto, he was Senior Vice President and Tax Director of First City,
Texas -- Houston, N.A.

     James C. Holmes has been Senior Vice President since the Merger. Mr. Holmes has served as Executive Vice President of FirstCity Commercial since October 1999. From the Merger to August 1999 Mr. Holmes served as Senior Vice President and Treasurer and held the same positions with J-Hawk from 1994 to the Merger. From 1988 to 1991, Mr. Holmes was a Vice President of MBank, Waco, a national banking association.

     Jim W. Moore has been Senior Vice President since the Merger and President of FirstCity Consumer Lending since September 1997. From November 1996 to September 1997 Mr. Moore served as Senior Vice President and Manager of Subsidiary Activities of the Company. Mr. Moore served as Senior Vice President and Manager of Assets of the Company from the Merger to November 1996, and held the same position with J-Hawk from 1992 to the Merger. From 1990 to 1992, Mr. Moore was a management consultant for MBank, Waco, a national banking association, and from 1988 to 1990, Mr. Moore was President and a Director of Central Texas Savings and Loan, a savings and loan association.

     Richard J. Vander Woude has been General Counsel and Senior Vice President of the Company since January 1, 1998 and has served as Secretary since June 2000. Prior thereto, Mr. Vander Woude was a director and shareholder in the law firm of Vander Woude & Istre, P.C., Waco, Texas from 1992 to 1997. From 1978 to 1992, Mr. Vander Woude was a director and shareholder of Sheehy, Lovelace & Mayfield, P.C., Waco, Texas.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the Common Stock owned on May 18, 2001 (the "Measurement Date") by (1) each person who is known by the Company to be the beneficial owner of more than five percent of the Common Stock as of such date, (2) each of the Company's directors and the nominees for director named herein, (3) each of the executive officers of the Company named in the Summary Compensation Table under the caption "Executive Compensation" and (4) all directors and executive officers of the Company as a group. Except as otherwise indicated, all shares of the Common Stock shown in the table are held with sole voting and investment power.

                                                                 SHARES           PERCENT
                                                              BENEFICIALLY          OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                          OWNED             CLASS
---------------------------------------                       ------------        -------
James R. Hawkins............................................      940,570(2)(3)    11.2%
James T. Sartain............................................      389,597(3)(7)     4.6%
Ed Smith....................................................   $  539,451(4)        6.4%
  1021 Main Street, #1000
  Houston, Texas 77002
Lindsey Capital.............................................      419,969(4)        5.0%
  1021 Main Street, #1000
  Houston, Texas 77002
Richard E. Bean.............................................       86,883(5)        1.0%
Dane Fulmer.................................................       23,250           *
Robert E. Garrison II.......................................       53,050           *
Jeffery Leu.................................................           --(6)         --
David W. MacLennan..........................................        1,250(5)        *
C. Ivan Wilson..............................................        3,914(5)        *
Terry R. DeWitt.............................................       32,582(8)        *
G. Stephen Fillip...........................................       64,087(8)        *
Jim W. Moore................................................       23,457(9)        *
All directors and executive officers as a group (14
  persons)..................................................    1,669,180(5)(9)    19.7%

---------------

 *  Less than 1%

(1) The business mailing address of each of such persons (except as otherwise indicated) is P.O. Box 8216, Waco, Texas 76714-8216.

(2) Includes 52,810 shares of Common Stock held of record by J-Hawk, Ltd., the sole general partner of which is 5-Star Management, Inc. Mr. Hawkins may be deemed to beneficially own such shares of common stock as a result of his ownership of 50% of the common stock of 5-Star Management, Inc.

(3) Messrs. Hawkins and Sartain and ATARA, the sole general partner of which is ATARA Corp., are parties to a Shareholder Voting Agreement with Cargill regarding the Common Stock, pursuant to which ATARA and Messrs. Hawkins and Sartain are required to vote their shares of Common Stock to elect one designee of Cargill as a director of the Company, and Cargill is required to vote its shares of Common Stock to elect one or more designees of ATARA and Messrs. Hawkins and Sartain as directors of the company. Each of Messrs. Hawkins and Sartain and ATARA disclaims beneficial ownership of the shares of Common Stock owned by Cargill.

(4) 419,969 of such shares of Common Stock are held of record by Lindsey Capital Corporation. Mr. Smith beneficially owns such shares of Common Stock as a result of his ownership of 100% of the common stock of Lindsey Capital Corporation.

(5) Includes 1,250 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options granted under the Company's 1996 Stock Option and Award Plan.

(6) Mr. Leu is an officer of certain affiliates of Cargill, which, as of the Measurement Date was the record owner of 221,683 shares of Common Stock. Mr. Leu disclaims beneficial ownership of such shares.

Cargill is party to the Shareholder Voting Agreement with Messrs. Hawkins and Sartain, and ATARA, regarding the Common Stock.

(7) Includes 24,800 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options granted under the Company's 1995 Stock Option and Award Plan.

(8) Includes 11,500 and 6,200 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options granted under the Company's 1995 and 1996 Stock Option and Award Plan, respectively.

(9) Includes 10,200 and 7,100 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options granted under the Company's 1995 and 1996 Stock Option and Award Plan, respectively.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10 percent of the Common Stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the Common Stock. Based solely on copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all applicable Section 16(a) filing requirements were complied with by its directors, officers and 10 percent stockholders during the last fiscal year.

BOARD OF DIRECTORS AND COMMITTEES

     During 2000, the Board of Directors held seven meetings. Each of the directors attended more than 75% of such meetings.

     The Company's Board of Directors has the following five standing committees: an Executive Committee; an Audit Committee; a Compensation Committee; an Investment Committee; and a Nominating Committee. Members of these committees generally are elected annually at the regular meeting of the Board of Directors immediately following the annual meeting of stockholders. Further information concerning the Board's standing committees appears below.

     Executive Committee. The Executive Committee presently consists of Messrs. Hawkins (Chairman) and Sartain. Subject to certain limitations specified by the Company's Bylaws and the Delaware General Corporation Law, the Executive Committee is authorized to exercise the powers of the Board of Directors when the Board is not in session. During 2000, the Executive Committee held no actual meetings but took numerous actions by unanimous written consent.

     Audit Committee. The Audit Committee presently consists of Messrs. Bean (Chairman), Garrison and Wilson, each of whom is an outside director. The Audit Committee meets with management to consider the adequacy of the internal controls of the Company and the objectivity of financial reporting. Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing

     - the financial information to be provided to the stockholders, potential stockholders, the investment community and others;

     - the systems of internal controls established by the management and the Board of Directors; and

     - the audit process.

The Audit Committee also meets with the independent auditors and with appropriate Company financial personnel and internal auditors about these matters. The functions of the Audit Committee also include recommending to the Board of Directors which firm of independent public accountants should be engaged by the Company to perform the annual audit, reviewing annually the Audit Committee Charter, approving certain other types of professional service rendered to the Company by the independent public accountants and considering the possible effects of such services on the independence of such public accountants. Both the internal auditors and the independent auditors periodically meet alone with the Audit Committee and always have unrestricted access to the Audit Committee. During 2000, the Audit Committee held four meetings. Each of the members of the Audit Committee attended all such meetings for the period they were members of the committee.

     Compensation Committee. The Compensation Committee presently consists of Messrs. Wilson (Chairman), Garrison and MacLennan. The functions of the Compensation Committee include making recommendations to the Board of Directors regarding compensation for executive officers of the Company and its subsidiaries. A separate subcommittee of the Compensation Committee, the Stock Option Subcommittee (consisting of Messrs. MacLennan and Brown), is responsible for all recommendations, reviews, modifications and approvals with respect to the 1995 Stock Option and Award Plan, the 1995 Employee Stock Purchase Plan and the 1996 Stock Option and Award Plan. During 2000, the Compensation Committee held two meetings. Each of the members of the Compensation Committee attended the meetings.

     Investment Committee. The Investment Committee presently consists of Messrs. Sartain (Chairman), Garrison, Fulmer, Wilson, Hawkins, MacLennan and Bean. The functions of the Investment Committee include providing oversight and approval of prospective investments based on thresholds of risk exposure to the Company's balance sheet. During 2000, the Investment Committee held no meetings.

     Nominating Committee. The Nominating Committee presently consists of Messrs. Hawkins (Chairman) and Fulmer. The functions of the Nominating Committee include recommending to the Board of Directors those persons it believes should be nominees for election as directors. In this regard, the Nominating Committee considers the performance of incumbent directors in determining whether such directors should be nominated to stand for reelection. During 2000, the Nominating Committee held one meeting. Each of the members of the Nominating Committee attended the meeting.

     Under the Company's Bylaws, nominations of persons for election to the Board of Directors also may be made by stockholders as described under the caption "Annual Meeting Matters."

DIRECTOR COMPENSATION

     Directors of the Company who are not employees of the Company or any of its subsidiaries receive a retainer of $3,000 per quarter for their services as directors (from January 1, 2000 through December 31, 2000, each such director received an aggregate of $12,000 for such director's services as director for such period). Such directors also receive $1,000 plus expenses for each regular and special Board meeting attended, and $1,000 plus expenses for each meeting of any committee of the Board attended, and $500 per each telephonic meeting. Directors who are employees of the Company do not receive directors' fees.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation for services during each of the last three years for (1) the Company's Chief Executive Officer during 2000, and (2) the Company's other four most highly compensated executive officers during 2000 serving as such at the end of 2000:

                           SUMMARY COMPENSATION TABLE

                                                              LONG TERM
                                                             COMPENSATION
                                                                AWARDS
                                                             ------------
                                     ANNUAL COMPENSATION      SECURITIES
                                    ----------------------    UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY($)    BONUS($)    OPTIONS(#)    COMPENSATION(1)($)
---------------------------  ----   -----------   --------   ------------   ------------------
James R. Hawkins, .........  2000     300,014          --           --            18,856
  Chairman of the Board      1999     300,014          --           --            20,539
                             1998     300,014          --           --            19,626
James T. Sartain, .........  2000     300,014     130,000       50,000            16,018
  President and              1999     300,014          --           --            16,843
  Chief Executive Officer    1998     300,014          --           --            16,257

                                                              LONG TERM
                                                             COMPENSATION
                                                                AWARDS
                                                             ------------
                                     ANNUAL COMPENSATION      SECURITIES
                                    ----------------------    UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY($)    BONUS($)    OPTIONS(#)    COMPENSATION(1)($)
---------------------------  ----   -----------   --------   ------------   ------------------
Terry R. DeWitt, ..........  2000     250,000      80,640           --             5,040
  Senior Vice President and  1999     214,584     128,400           --             5,089
  Co-President of FirstCity  1998     172,317      25,000           --             5,183
  Commercial Corporation
G. Stephen Fillip, ........  2000     250,000      83,400           --             5,310
  Senior Vice President and  1999     214,584      83,400           --             5,455
  Co-President of FirstCity  1998     172,917      25,000           --             5,453
  Commercial Corporation
Jim W. Moore...............  2000     206,250     130,000           --            16,977
  Senior Vice President and  1999     172,917      10,000           --             4,428
  President of FirstCity     1998     147,917          --           --             3,502
  Consumer Lending

---------------

(1) With respect to Messrs. Hawkins, Sartain, DeWitt, Fillip and Moore, the total amounts indicated under "All Other Compensation" for 2000 consist of
    (a) amounts contributed to match a portion of such employee's contributions under a 401(k) plan ("401(k) Match"), (b) excess premiums paid on supplemental life insurance policies ("Supplement Life"), (c) personal use of a business vehicle ("Auto"), and (d) amounts paid for moving expenses ("Other"). The follows table details the amounts paid during 2000 for each of the categories:

                                401(K)    SUPPLEMENT
EXECUTIVE                      MATCH($)    LIFE($)     AUTO($)   OTHER    TOTAL($)
---------                      --------   ----------   -------   ------   --------
James R. Hawkins.............   4,500       4,356      10,000        --    18,856
James T. Sartain.............   4,500       1,518      10,000        --    16,018
Terry R. DeWitt..............   4,500         540          --        --     5,040
G. Stephen Fillip............   4,500         810          --        --     5,310
Jim W. Moore.................   4,500        1000          --    11,477    16,977

STOCK OPTION AND PURCHASE PLANS AND 401(K) PLAN

     In October 1995, on the recommendation of the Stock Option Subcommittee, the Board of Directors approved the grant of 229,600 stock options under the 1995 Stock Option and Award Plan. Of these options, 173,600 were granted to the Company's executive officers. The exercise price for all such options was equal to or greater than the fair market value of the underlying the Common Stock at the date of grant. Therefore, the holders of the stock options will benefit from such options only when, and to the extent, the price of the Common Stock increases after the grant of the option. The performance of individual executive officers and other key employees was considered by the Stock Option Subcommittee in allocating such grants, taking into account the Company's performance, each individual's contributions thereto and specific accomplishments in each individual's area of responsibility. In October 1996, on the recommendation of the Stock Option Subcommittee of the Compensation Committee, the Board of Directors approved the grant of 18,000 stock options under the 1996 Stock Option and Award Plan (no such shares were granted to executive officers). In February 1997, on the recommendation of the Stock Option Subcommittee, the Board of Directors approved the grant of 95,200 stock options under the 1996 Stock Option and Award Plan. Of these options, 46,200 were granted to the Company's executive officers. In September 1997, on the recommendation of the Stock Option Subcommittee, the Board of Directors approved the grant of 30,000 stock options under the 1996 Stock Option and Award Plan (no such shares were granted to executive officers).

     At the Company's annual stockholders' meeting, held on April 24, 1996, the Company's stockholders approved (1) the 1995 Stock Option and Award Plan, which provides for the grant of up to 230,000 options to purchase the Common Stock to plan participants (229,600 of which have been granted), (2) the 1996 Stock Option and Award Plan, which provides for the grant of up to 500,000 options to purchase the Common Stock to plan participants (341,200 of which have been granted) and (3) the 1995 Employee Stock Purchase Plan, under which up to 156,951 shares of the Common Stock may be made available for purchase by plan participants. To date 134,979 shares of the Common Stock under the 1995 Employee Stock Purchase Plan have been issued. The 1996 Stock Option and Award Plan also provides for the grant of up to 50,000 performance shares to employees of the Company, to be awarded in the discretion of the Stock Option Subcommittee. The performance measure to be used for the purposes of granting the performance shares will be the extent to which performance goals are met, in addition to the factors of total stockholder return, return on equity, earnings per share and the ratio of operating overhead to operating revenue.

     Beginning January 1, 1994, the Company also initiated a defined contribution 401(k) employee profit sharing plan (the "401(k) Plan") in which the Company matches employee contributions at a stated percentage of employee contributions to a defined maximum. The Company contributed approximately $263,000, $238,000 and $192,000 in 2000, 1999 and 1998, respectively, to the
401(k) Plan.

OPTION GRANTS

     The following table sets forth certain information with respect to grants of stock options under the 1995 Stock Option and Award Plan and the 1996 Stock Option and Award Plan during 2000, to the Company's Chief Executive Officer and each of the other executive officers of the Company named in the Summary Compensation Table under the caption "Executive Compensation." In addition, there are shown hypothetical gains or "option spreads" that could be realized for the respective options, based on arbitrarily assumed rates of annual compound stock price appreciation of 5 percent and 10 percent from the date the options were granted over the full option terms. The Company granted no stock option to Mr. Hawkins, Mr. DeWitt, Mr. Fillip, or Mr. Moore during 2000 and granted no stock appreciation rights during 2000.

                             OPTION GRANTS IN 2000

                                                  INDIVIDUAL GRANTS
                                 ----------------------------------------------------     POTENTIAL REALIZABLE
                                                 PERCENT OF                                 VALUE AT ASSUMED
                                   NUMBER OF       TOTAL       EXERCISE                   ANNUAL RATES OF STOCK
                                    SHARES        OPTIONS      OR BASE                   PRICE APPRECIATION FOR
                                  UNDERLYING     GRANTED TO     PRICE                        OPTION TERM(2)
                                    OPTIONS      EMPLOYEES       (PER      EXPIRATION    -----------------------
NAME                             GRANTED(#)(1)    IN 2000     SHARE)($)       DATE         5%($)        10%($)
----                             -------------   ----------   ----------   ----------    ---------    ----------
James T. Sartain...............     50,000        27.32%         2.00      12/1/2010      49,500       138,054

---------------

(1) The options granted to the above person were granted as of December 1, 2000, at an exercise price of $2.00 (greater than or equal to fair market value of the Common Stock on the date of grant). The shares of the Common Stock underlying such option will vest in five equal, consecutive annual installments, commencing on the first anniversary of the grant date. Subject to the terms of the 1996 Stock Option and Award Plan, such option may be exercised to purchase all or any portion of such vested shares at any time prior to the termination thereof. The unexercised portions of such options, if any, terminate ten years from the grant date. Such options are non-transferable other than by will or the laws of descent and distribution. Under the 1996 Stock Option and Award Plan, the right to exercise options with respect to unvested shares may be accelerated in certain circumstances.

(2) These amounts represent certain assumed rates of appreciation only. There can be no assurance that the amounts reflected will be achieved.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth, for the Company's Chief Executive Officer and each of the other executive officers of the Company named in the Summary Compensation Table under the caption "Executive Compensation," the number of shares of the Common Stock underlying both exercisable and non-exercisable stock options held by such persons as of December 31, 2000, and the year-end values for unexercised "in-the-money" options, which represent the positive spread between the exercise price of any such options and the year-end market price of the Common Stock. All such options were granted under the 1995 Stock Option and Award Plan and the 1996 Stock Option and Award Plan. No options were exercised by the officers listed below during 2000.

                        AGGREGATED 2000 OPTION EXERCISES
                           AND YEAR-END OPTION VALUES

                                                   NUMBER OF SHARES              VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                                 OPTIONS AT YEAR END              AT YEAR END($)(1)
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
James T. Sartain...........................    24,800          50,000            --              --
Terry R. DeWitt............................    17,700              --            --              --
G. Stephen Fillip..........................    17,700              --            --              --
Jim W. Moore...............................    17,300              --            --              --

---------------

(1) Calculated using the aggregate market value (based on December 31, 2000 stock price of $1.68 per share) of the shares of the Common Stock underlying such options, less the aggregate exercise price payable.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report concerning the specific factors, criteria and goals underlying decisions on payments and awards of compensation to each of the executive officers of the Company for fiscal year 2000 is provided by the Compensation Committee of the Company's Board of Directors.

GENERAL

     Recommendations regarding compensation of the Company's executive officers are prepared by the Compensation Committee of the Board of Directors and are subject to the review, modification and approval of the Board, except that (1) the Chief Executive Officer does not participate in the preparation of recommendations, or the review, modification or approval thereof, with respect to his compensation and (2) all such recommendations, reviews, modifications and approvals with respect to awards under the 1996 Stock Option and Award Plan are made solely by the Stock Option Subcommittee of the Compensation Committee.

     The Company's compensation program is designed to enable the Company to attract, motivate and retain high quality senior management by providing a competitive total compensation opportunity based on performance. Toward this end, the Company provides for competitive base salaries, annual variable performance incentives payable in cash for the achievement of financial performance goals, and long-term, stock-based incentives which strengthen the mutuality of interests between senior management and the Company's stockholders.

     Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), provides that no deduction for federal income tax purposes shall be allowed to a publicly held corporation for applicable employee remuneration with respect to any covered employee of the corporation to the extent that the amount of such remuneration for the taxable year with respect to such employee exceeds $1.0 million. For purposes of this limitation, the term "covered employee" generally includes the chief executive officer of the corporation and the four highest compensated officers of the corporation (other than the chief executive officer), and the term "applicable employee remuneration" generally means, with respect to any covered employee for the taxable year, the aggregate amount allowable as a federal income tax deduction for services performed by such employee (whether or not during the taxable year); provided, however, that applicable employee remuneration does not include, among other items, certain remuneration payable solely on account of the attainment of one or more performance goals ("performance based compensation"). It is the Company's general intention that the remuneration paid to its covered employees not exceed the deductibility limitation established by
Section 162(m). Nevertheless, due to the fact that not all remuneration paid to covered employees may qualify as performance-based compensation, it is possible that the Company's deduction for remuneration paid to any covered employee during a taxable year may be limited by Section 162(m).

SALARIES

     Salaries for the year 2000 for each of the Company's executive officers, including its Chief Executive Officer, were determined based upon such officer's level of responsibility, time with the Company, contribution to the Company and individual performance. The evaluation of these factors was subjective, and no fixed, relative weights were assigned thereto.

BONUSES

     Messrs. DeWitt, Fillip, Sartain and Moore were participants in a bonus plan in each of their respective business units. Messrs. DeWitt and Fillip participated in a bonus pool of $600,000 established for both executive and non-executive management of FirstCity Commercial and its subsidiaries. Mr. Sartain and Mr. Moore were awarded a performance bonus for the successful completion of the partial sale of the consumer business during the year 2000.

STOCK OPTIONS

     The Stock Option Subcommittee of the Compensation Committee believes that stock options are critical in motivating and rewarding the creation of long-term stockholder value, and the subcommittee has established a policy of awarding stock options each year based on the continuing progress of the Company as well as on individual performance.

     In 2000, the Stock Option Subcommittee recommended, and the Board of Directors approved, the grant of stock options for 183,000 shares of the Common Stock under the 1996 Stock Option and Award Plan (130,000 were granted to the Company's executive officers). The exercise price with respect to all such grants was equal to or greater than the fair market value of the underlying the Common Stock at the date of grant so that the holders of such options will benefit from such options only when, and to the extent, the price of the Common Stock increases after such grant. The performance of individual executive officers and other key employees was considered by the Stock Option Subcommittee in allocating such grants, taking into account the Company's performance, each individual's contributions thereto and specific accomplishments in each individual's area of responsibility.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Recommendations regarding compensation of the Company's Chief Executive Officer are prepared by those members of the Compensation Committee, and are subject to the review, modification and approval of those members of the Board, other than the Chief Executive Officer. Such recommendations, reviews, modifications and approvals for 2000 were based on the Chief Executive Officer's level of responsibility, time with the Company, individual performance and significant contributions to the successful implementation of several important decisions that are expected to benefit the Company in future years, including the acquisition of various purchased asset portfolios.

                                            THE COMPENSATION COMMITTEE
                                            C. Ivan Wilson, Chairman
                                            David W. MacLennan
                                            Robert E. Garrison II

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Wilson (Chairman), Garrison and MacLennan served as members of the Compensation Committee of the Board of Directors during 2000. Messrs. Wilson, Garrison and MacLennan served as members of the Stock Option Subcommittee of the Compensation Committee during 2000. Neither of Messrs. Wilson, Garrison and MacLennan was an officer or employee of the Company or any of its subsidiaries during 2000 or any prior year. No interlocking relationship exists between the members of the Company's Board of Directors or Compensation Committee and the board of directors and compensation committee of any other company, nor has any such interlocking relationship existed in the past.

AUDIT COMMITTEE REPORT

     In this section below, we describe our financial and accounting management policies and practices.

     Composition. The Audit Committee of the Board of Directors is composed of three independent directors, as defined under Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee presently consists of Messrs. Bean (Chairman), Garrison and Wilson. The Board of Directors has adopted a written charter for the Audit Committee, and a copy of this charter is attached as Appendix A.

     Responsibilities. The responsibilities of the Audit Committee include recommending to the Board of Directors an accounting firm to be engaged as the Company's independent accountants. Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee's responsibility is to oversee these processes and the activities of the Company's internal audit department.

     Review with Management and Independent Accountants. In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

     The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independent Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee discussed with the independent accountants, KPMG LLP, the firm's independence.

     Summary. Based upon the Audit Committee's discussions with management and the independent accountants and the Audit Committee's review of the representations of management, and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission.

                                            THE AUDIT COMMITTEE.
                                            Richard E. Bean (Chairman)
                                            C. Ivan Wilson
                                            Robert E. Garrison II

AUDIT AND RELATED FEES

     Audit Fees. The aggregate fees billed by KPMG LLP for professional services for the audit of the Company's annual consolidated financial statements for the year 2000 and the review of the consolidated financial statements included in the Company's Forms 10-Q for the year 2000 were $495,000.

     Financial Information Systems Design and Implementation Fees. There were no fees billed by KPMG LLP for financial information systems design and implementation fees for the year 2000.

     All Other Fees. There were no fees billed by KPMG LLP for other services for the year 2000.

     The Audit Committee has determined that the provision of services rendered above for (a) financial information systems design and implementation fees, and
(b) all other fees, is compatible with maintaining KPMG LLP's independence.

EMPLOYMENT AGREEMENTS

     In 1999, FirstCity Commercial (a wholly-owned subsidiary of the Company) entered into employment agreements with Messrs. Terry R. DeWitt, G. Stephen Fillip and James C. Holmes. The term of each of these contracts runs to December 31, 2004. These contracts provide for salaries of $250,000, $250,000 and $200,000, respectively. Additionally, these contracts provide for the establishment of a bonus pool based on the annual net profits of FirstCity Commercial before taxes and interest expense on the indebtedness of FirstCity Commercial to the Company exceeding certain thresholds. Messrs. DeWitt, Fillip and Holmes participate in the benefit plans of the Company.

CUMULATIVE TOTAL STOCKHOLDER RETURN

     The following performance graph (the "Performance Graph") compares the cumulative total stockholder return on the Common Stock, based on the market price thereof, with

     - the cumulative total return of the CRSP Total Return Index for the Nasdaq Stock Market (US) (the "Nasdaq Market Index") prepared for Nasdaq by the Center for Research in Security Prices ("CRSP") and

     - the CRSP Financial Stocks Index (the "Nasdaq Industry Index") prepared for Nasdaq by CRSP.

for the period beginning on December 31, 1995 and ending on December 31, 2000. Cumulative total stockholder return is based on an annual total return, which assumes the reinvestment of all dividends for the period shown and assumes that $100 was invested on December 31, 1995 in each of the Common Stock, the Nasdaq Market Index and the Nasdaq Industry Index. The Company has not declared any dividends during the period covered by the Performance Graph. The results shown in the Performance Graph are not necessarily indicative of future performance. [PERFORMANCE GRAPH]

                                                      NASDAQ MARKET          NASDAQ FINANCIAL STOCKS       FIRSTCITY FINANCIAL
                                                      -------------          -----------------------       -------------------
12/31/95                                                 100.00                      100.00                      100.00
3/29/96                                                  104.68                      104.02                       98.17
6/28/96                                                  113.21                      106.46                      135.37
9/30/96                                                  117.26                      115.38                      142.68
12/31/96                                                 123.04                      128.36                      141.46
3/31/97                                                  116.36                      133.97                      104.88
6/30/97                                                  137.68                      155.92                      136.59
9/30/97                                                  160.96                      181.87                      124.39
12/31/97                                                 150.69                      196.31                      148.17
3/31/98                                                  176.36                      208.15                      147.56
6/30/98                                                  181.23                      202.85                      141.46
9/30/98                                                  163.53                      167.80                       78.05
12/31/98                                                 212.51                      190.73                       63.11
3/31/99                                                  238.33                      187.57                       48.48
6/30/99                                                  260.71                      209.12                       26.83
9/30/99                                                  267.20                      182.40                        7.32
12/31/99                                                 394.92                      189.46                       13.41
3/31/00                                                  443.23                      177.77                       11.59
6/30/00                                                  385.35                      164.81                        9.15
9/30/00                                                  354.57                      193.61                        9.30
12/31/00                                                 237.62                      207.03                        8.23

---------------------------------------------------------------------------------------------------------------------------
                                 12/31/95   3/29/96   6/28/96   9/30/96   12/31/96   3/31/97   6/30/97   9/30/97   12/31/97
---------------------------------------------------------------------------------------------------------------------------
 Nasdaq Market                    100.00    104.68    113.21    117.26     123.04    116.36    137.68    160.96     150.69
 Nasdaq Financial Stocks          100.00    104.02    106.46    115.38     128.36    133.97    155.92    181.87     196.31
 FirstCity Financial              100.00     98.17    135.37    142.68     141.46    104.88    136.59    124.39     148.17

--------------------------------------------------------------------------------------------------------------------------
                                 3/31/98   6/30/98   9/30/98   12/31/98   3/31/99   6/30/99   9/30/99   12/31/99   3/31/00
--------------------------------------------------------------------------------------------------------------------------
 Nasdaq Market                   176.36    181.23    163.53     212.51    238.33    260.71    267.20     394.92    443.23
 Nasdaq Financial Stocks         208.15    202.85    167.80     190.73    187.57    209.12    182.40     189.46    177.77
 FirstCity Financial             147.56    141.46     78.05      63.11     48.48     26.83      7.32      13.41     11.59

------------------------------  ----------------------------
                                6/30/00   9/30/00   12/31/00
------------------------------  ----------------------------
 Nasdaq Market                  385.35    354.57     237.62
 Nasdaq Financial Stocks        164.81    193.61     207.03
 FirstCity Financial              9.15      9.30       8.23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company owns equity interests in various purchased asset portfolios through limited partnerships and limited liability companies ("Acquisition Partnerships") in which a corporate affiliate of the Company is the sole general partner or managing member, and the Company and other non-affiliated investors are limited partners or members. Certain directors and executive officers of the Company may also serve as directors and/or executive officers of the general partner or managing member, but receive no additional compensation from or on behalf of such general partner or managing member for serving in such capacity. The Company provides asset servicing to such Acquisition Partnerships pursuant to servicing agreements between the Company and such Acquisition Partnerships.

     Under a Right of First Refusal Agreement and Due Diligence Reimbursement Agreement, effective as of January 1, 1998, as amended (the "Right of First Refusal Agreement"), among the Company, FirstCity Servicing Corporation, Cargill and its wholly owned subsidiary CFSC Capital Corp. II ("CFSC"), if the Company receives an invitation to bid on or otherwise obtains an opportunity to acquire interests in domestic loans, receivables, real estate or other assets located in the United States, Canada or Mexico in which the aggregate amount to be bid exceeds $4 million, the Company is required to follow a prescribed notice procedure pursuant to which CFSC has the option to participate in the proposed purchase by requiring that such purchase or acquisition be effected through an Acquisition Partnership formed by the Company and Cargill (or an affiliate). The Right of First Refusal Agreement does not prohibit the Company from holding discussions with entities other than CFSC regarding potential joint purchases of interests in loans, receivables, real estate or other assets, provided that any such purchase is subject to CFSC's right to participate in the Company's share of the investment. The Right of First Refusal Agreement further provides that, subject to certain conditions, CFSC will bear 50% of the due diligence expenses incurred by the Company in connection with proposed asset purchases. The Right of First Refusal Agreement has been extended to January 1, 2002.

     During 1999, Cargill provided the Company with a $9.6 million credit facility, which matures in February 2002. Borrowings under such facility bore interest at LIBOR plus 5% and were secured by the stock of Bosque Asset Corporation and the proceeds of the class F and UR certificates held by FirstStreet Investment, LLC. As of May 18, 2001, outstanding borrowings under such facility were $7.6 million. The Company believes that the terms of this credit facility are generally as favorable to the Company as the terms it would receive from an independent third party.

     During 2000, Cargill provided the Company with a $30 million credit facility, which matures in March 2002. Borrowings under such facility bore interest at LIBOR plus 4.5% and were secured by investments in Acquisition Partnerships. As of December 31, 2000, outstanding borrowings under such facility were $15.6 million. Jeffery D. Leu, a director of the Company, is an officer of certain affiliates of Cargill. The Company believes that the terms of this credit facility are generally as favorable to the Company as the terms it would receive from an independent third party.

     Pursuant to a noncancellable operating lease, the Company leases the office space for its principal executive offices in Waco, Texas from a trust created for the benefit of the children of James R. Hawkins, the Chairman of the Board and Chief Executive Officer of the Company. This lease expires in December of 2001 and contains an option in favor of the Company pursuant to which the Company may renew the lease for two additional five-year periods, with escalating lease payments. Rental expenses under such lease for calendar year 2000 were $90,000. For 2001, the lease payments under the lease are $90,000. The Company believes that the terms of such lease are generally as favorable to the Company as the terms it would receive from an independent third party.

     The Company is a party to agreements with J-Hawk Distributing Co., Inc. and its subsidiaries and HATARAS Limited ("HATARAS") to provide asset servicing for a fee based on a percentage of collections. Certain directors and executive officers of the Company have beneficial ownership of J-Hawk Distributing Co., Inc. and HATARAS. The fees paid by J-Hawk Distributing Co., Inc. to the Company in 2000 and 1999 were approximately $26,000 and $27,000, respectively. The fees paid by HATARAS to the Company in 2000 and 1999 were approximately $12,000 and $15,000, respectively. Prior to April 1, 2000, Messrs. Hawkins and Sartain and ATARA, Ltd. (Rick R. Hagelstein, a former executive officer and director of the Company, serves as President of ATARA Corp., the sole general partner of ATARA, Ltd.) were owners of HATARAS. On April 1, 2000, Messrs. Hawkins and Sartain and ATARA, Ltd. sold their interests in HATARAS to Capital Marketing Corp. a corporation of which Mr. Hawkins is an owner. The Company believes that the terms of these agreements are generally as favorable to the Company as the terms it would receive from an independent third party.

     During 1999 and 2000 the Company had certain borrowings secured by residual interests in the Company's automobile securitizations and certain other automobile loan assets. These borrowings were originally $6,000,000 and bore a rate of interest equal to Wall Street Journal Prime Rate plus 1%. During 1999, Messrs. Hawkins, Sartain and Hagelstein purchased participations in the borrowings in amounts of $1,000,000, $500,000 and $500,000, respectively. Subsequent to the original participation, Mr. Hawkins purchased an additional participation in the amount of $1,000,000. Repayment of the participations were subordinated to the repayment of the note holders. All other terms and conditions of the participations are the same as the note holder. On December 31, 1999, Messrs. Hawkins and Sartain purchased additional participations in the these borrowings in amounts of $500,000 and $500,000, respectively. Subsequent to year end, the December 31, 1999 participations were repaid with the proceeds of a refinance transaction in the amount of $7,000,000 in which Messrs. Hawkins, Sartain and Hagelstein, and J-Hawk Distributing Co., Inc., purchased participations in the amount of $1,500,000, $500,000, $500,000 and $500,000, respectively, at the same terms as described above. Additionally, in May 2000 the remaining balance of the borrowings was refinanced in the amount of $5,500,000 in which Mr. Hawkins purchased an additional participation in the amount of $2,200,000. The entire amount of the borrowings and the related participation amounts were repaid in August of 2000. During 1999, interest in the amounts of $87,739, $26,754 and $26,754 were paid to Messrs. Hawkins, Sartain and Hagelstein, respectively. During 2000, interest in the amounts of $147,734, $32,610, $28,583 and $32,610 were paid to Messrs. Hawkins, Sartain and Hagelstein, and J-Hawk Distributing Co., Inc., respectively. The Company believes that the terms of these investments were generally as favorable to the Company as the terms it would receive from an independent third party.

     During 2000, The Company had certain borrowings secured by residual interests in securitizations and other loan assets of the Company's discontinued operation, FC Capital Corp. These borrowings were originally $1,000,000 and bore a rate of interest equal to the one month LIBOR Rate plus 1.5%. During 2000, J-Hawk II, Ltd., an affiliate of Mr. Hawkins, and Mr. Sartain purchased participations in the borrowings in amounts of $700,000 and $300,000, respectively. All other terms and conditions of the participations are the same as the note holder. The participations were repaid in November of 2000. During 2000, interest in the amounts of $7,714 and $3,306 were paid to Messrs. Hawkins and Sartain, respectively. The Company believes that the terms of these investments were generally as favorable to the Company as the terms it would receive from and independent third party.

     During 1999, the Company borrowed $760,364.13 from J-Hawk Distributing Co., Inc, an affiliate of Mr. Hawkins. The note was repaid in full during 2000. This loan was unsecured and bore a rate of interest of 10%. Interest paid during 2000 and 1999 on this note was $49,985 and $38,441, respectively. The Company believes that the terms of this loan were generally as favorable to the Company as the terms it would receive from an independent third party.

     At May 18, 2001, Terry R. DeWitt, the Co-President of FirstCity Commercial, had indebtedness with the Company in the amount of $125,000. The largest amount of indebtedness outstanding at any time during 2000 was $125,000. Such indebtedness is unsecured and bears interest at the rate of 5% annually. Repayment of such indebtedness is expected from future performance bonuses from the Company.

 PROPOSAL II -- RATIFICATION AND APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed KPMG LLP ("KPMG") to serve as independent certified public accountants for the Company and its subsidiaries for fiscal year 2001. It is intended that such appointments be submitted to the stockholders of the Company for ratification at the Annual Meeting. KPMG has served as the Company's auditors since October 27, 1995 (on which date KPMG was so appointed by the Board of Directors, which appointment was recommended by the Board's Audit Committee) and has no investment in the Company or its subsidiaries.

     Although the submission of this matter to the stockholders is not required by law, the Board of Directors will reconsider its selection of independent accountants if this appointment is not ratified by the stockholders. Ratification will require the affirmative vote of the majority of the shares of the Common Stock represented at the meeting, in person or by proxy.

     It is expected that representatives of KPMG will be present at the Annual Meeting with an opportunity to make a statement should they desire to do so and to respond to appropriate questions from stockholders.

     THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" KPMG AS CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY AND ITS SUBSIDIARIES FOR FISCAL YEAR 2001.

                            STOCKHOLDERS' PROPOSALS

     Pursuant to the Exchange Act, and regulations under the Exchange Act, individual stockholders have a limited right to propose for inclusion in the proxy statement a single proposal for action to be taken at an annual meeting of the stockholders. Proposals intended to be presented at the annual meeting to be held in 2002 must be received at the Company's principal executive offices no later than January 18, 2002. Such proposals should be addressed as follows:
FirstCity Financial Corporation, P.O. Box 8216, Waco, Texas 76714, Attention:
Secretary.

     Stockholder proposals submitted outside of the Securities and Exchange Commission's procedures for including such proposals in the Company's proxy must be mailed or delivered to the attention of the Secretary at the address above and must, in the case of a proposal with respect to the annual meeting to be held in 2002, be received by the Company no later than January 18, 2002. The proposal must comply in all respects with the requirements set forth in the Company's bylaws, and the Board of Directors may reject any proposal not made in accordance with these requirements. A copy of these requirements is available upon request from the Secretary of the Company at the address set forth above.

     With respect to nominations of one or more persons for election as directors, written notice of the stockholder's intent to make such nomination(s), which notice must comply in all respects with the requirements therefor set forth in the Company's bylaws, must be mailed or delivered to the attention of the Secretary at the address above and must be received by the Company no later than thirty days, and no sooner than sixty days, prior to the date of the 2002 annual meeting of stockholders or, if such annual meeting is not publicly announced at least forty days prior to the date of such annual meeting, no later than the close of business ten days after the date of such public announcement. The nomination must be made in accordance with the provisions in the Company's bylaws, and if the presiding officer of the annual meeting determines that the nomination does not comply with the provisions, he may cause the nomination to be disregarded. A copy of the nomination provisions is available upon request from the Secretary of the Company at the address set forth above.

                                 OTHER MATTERS

     Management does not presently know of any matters which may be presented for action at the Annual Meeting other than those set forth herein. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxies solicited by Management to exercise their discretionary authority to vote the shares represented by all effective proxies on such matters in accordance with their best judgement.

                                            By Order of the Board of Directors,

                                            /s/ RICHARD J. VANDER WOUDE
                                            Richard J. Vander Woude
                                            Secretary

May 18, 2001

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                        FIRSTCITY FINANCIAL CORPORATION

                                 JUNE 21, 2001




              * Please Detach and Mail in the Envelope Provided *

--------------------------------------------------------------------------------

 A [X] PLEASE MARK YOU
       VOTES AS IN THIS
       EXAMPLE.

                      FOR       WITHHELD

 1. To elect 8
    directors, each   [ ]          [ ]
    to serve until
    the 2002 Annual Meeting of Stockholders and until their successors are elected and qualified;

NOMINEES: James R. Hawkins
          C. Ivan Wilson
          James T. Sartain
          Richard E. Bean
          Dane Fulmer
          Robert E. Garrison II
          Jeffrey D. Leu
          David W. MacLennan

 For, except vote withheld from the following nominee(s):

 --------------------------------------------------------

                                        FOR AGAINST ABSTAIN
 2. To ratify the Board of Directors'   [ ]   [ ]     [ ]
    appointment of independent public
    accountants for the Company and its
    subsidiaries for fiscal year 2000
    and 2001;

 3. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.


               The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Annual Meeting.




 Signature(s)__________________ Signature(s)__________________ Date ___________

 NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

--------------------------------------------------------------------------------

                        FIRSTCITY FINANCIAL CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 21, 2001

         The undersigned hereby appoints James T. Sartain and Richard J.
Vander Woude, jointly and severally, as proxies, with full power of substitution and with discretionary authority, to vote all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of FirstCity Financial Corporation (the "Company") to be held on Thursday, June 21, 2001, at 9:00 a.m., local time, at Ridgewood Country Club, 7301 Fish Pond Road, Waco, Texas 76714, on Thursday, June 21, 2001 at 9 a.m., local time, or at any adjournment thereof, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS AND "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY AND ITS SUBSIDIARIES FOR FISCAL YEAR 2000 AND 2001.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)